Exhibit 99.1

NEWS RELEASE

Investor Contact:
James E. Perry
Vice President, Finance and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Corporate Officer Promotions

DALLAS – May 6, 2009 – On Monday, May 4, 2009, the Trinity Industries, Inc., (NYSE:TRN) Board of Directors approved the promotion of Paul M. Jolas to the position of Vice President, Deputy General Counsel, and Corporate Secretary; and the election of Mary E. Henderson to the position of Corporate Controller.

Mr. Jolas, age 45, joined Trinity in 2006 as Deputy General Counsel – Corporate and Transactions and was named Corporate Secretary in 2007. Prior to working for Trinity, Mr. Jolas served as Senior Regional Counsel for the Texas Division of KB Home; General Counsel, Executive Vice President and Corporate Secretary for Radiologix, Inc.; and as a member of the Corporate Securities Group for Haynes and Boone, LLP. Mr. Jolas earned a Bachelor of Arts in Economics from Northwestern University in 1986 and a Doctor of Jurisprudence from Duke University School of Law in 1989.

Mrs. Henderson, 50, joined Trinity in 2003 as Director of Financial Reporting. She has been serving as Interim Corporate Controller since February 2009. Prior to that, she served as Assistant Controller since December 2005. Prior to working for Trinity, Mrs. Henderson served as Vice President and Corporate Controller for Centex HomeTeam Services; Assistant Corporate Controller for Centex Corporation; and Controller for CTX Mortgage Company. Mrs. Henderson earned a Bachelor of Science degree in Accounting from Cameron University in 1982 and obtained her CPA license in 1984.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

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